Exhibit 99.1

News Release
Contact: Steve Pernotto, Belk, Inc., 704-426-1890, steve_pernotto@belk.com
Belk Reports Fiscal 2009 Operating Results
Net Income is $53.1 Million Excluding Goodwill Impairment and Other Non-Comparable Items
CHARLOTTE, N.C., April 2, 2009 — Belk, Inc. today announced operating results for its 2009 fiscal year ended January 31, 2009 that reflect a non-cash goodwill impairment charge in the fourth quarter of $326.6 million. The charge, which resulted from a required annual impairment evaluation under generally accepted accounting principles (GAAP), eliminates goodwill from previous acquisitions but will not affect the company’s business operations, cash flows or compliance with financial covenants under its debt agreements. Excluding the impairment charge and other non-comparable items, the company posted net income of $53.1 million for the year.
Net Sales
Net sales for the 52-week period ended January 31, 2009 fell 8.5 percent to $3.49 billion compared to the prior-year period. On a comparable store basis, sales declined 8.7 percent. The decrease was due primarily to a significant drop in consumer spending as a result of the poor macro-economic environment and difficult retail climate during the period.
Net Income
The company posted a net loss of $213.0 million for the 52-week period ended January 31, 2009 compared to net income of $95.7 million for the prior fiscal year. The loss was due primarily to the after-tax impact of the goodwill impairment charge and $31.6 million in other non-cash asset impairment and exit costs. Additionally, gross profit decreased during the period due to the sales decline. These negative factors were partially offset by reduced selling, general and administrative costs and lower interest expenses for the period.
Net income excluding the goodwill impairment charge and other non-comparable items for the year was $53.1 million compared to $101.6 million for the prior year. A detailed reconciliation of net income to net income excluding non-comparable items is provided at the end of this release.
Tim Belk, chairman and chief executive officer of Belk, Inc., stated, “Last year’s results reflect one of the most difficult economic and business environments in our company’s history, yet we remain financially strong and in a position to withstand the downturn and improve results when the economy recovers.
“We responded to declining sales with an aggressive focus on managing inventories, expenses and capital expenditures. This enabled us to maintain our margins, reduce expense by $35 million and generate in excess of $250 million in cash flows from operations. We ended the year with $260 million in cash and no borrowings against our credit line. I am proud of our dedicated associates for their role in achieving these results and for continuing to provide quality service to our customers in this tough economic period. I am confident that Belk will emerge from this period as a stronger, more competitive company that can deliver profitable growth for the long term.”
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Goodwill and Other Impairments
Belk recorded a non-cash $326.6 million goodwill impairment during fiscal year 2009. The charge, which resulted from a required annual impairment evaluation under GAAP, eliminates goodwill from previous acquisitions and is generally reflective of the current economic environment. Additionally, Belk recorded a non-cash $31.6 million charge for other asset impairment and exit costs primarily due to a decline in the fair value of six retail locations below their respective carrying values.
Store Expansion
Belk opened eight new stores with a combined selling space of approximately 629,000 square feet and completed expansions of five existing stores during fiscal 2009. In fiscal 2010, Belk plans to open three new stores with a combined selling space of approximately 244,000 square feet and complete expansions of three existing stores.
New Belk.com eCommerce Web Site
The company relaunched its totally redesigned and expanded Belk.com Web site in fiscal 2009 and began operating a 144,000-square-foot eCommerce fulfillment center in Pineville, N.C. to process handling and shipping of online orders. The new Web site features a wide assortment of fashion apparel, accessories and shoes, plus a large selection of cosmetics, home and gift merchandise. Many leading national brands are offered at Belk.com along with the company’s exclusive private brands.
New Belk Private Brands
In fiscal year 2009, Belk entered into an exclusive partnership with actress Kristin Davis to create a self-titled brand of modern women’s fashions which debuted in 125 Belk stores and at Belk.com in the third quarter. A new line of contemporary dresses was recently added to the Kristin Davis Collection for spring. Also in fiscal 2009, professional golfer D.J. Trahan endorsed the company’s exclusive Pro Tour private label line of men’s golf sportswear and performance wear offered in all Belk locations.
Belk Declares Dividend, Announces Stock Buyback
The company’s board of directors declared a regular dividend of $.20 per share for shareholders of record on April 1, 2009. The board also announced approval of an offer to repurchase up to 500,000 shares of the company’s common stock at a price of $11.90 per share. The company expects to launch the repurchase offer on or about April 22, 2009.
About Belk, Inc.
Charlotte, N.C.-based Belk, Inc. is the nation’s largest privately owned department store company with 307 Belk stores in 16 Southern states. The company was founded in 1888 by William Henry Belk in Monroe, N.C., and is in the third generation of Belk family leadership.
Notes:
To provide clarity in measuring Belk’s financial performance, Belk supplements the reporting of its consolidated financial information under generally accepted accounting principles (GAAP) with the non-GAAP financial measure of “net income excluding non-comparable items.” Belk believes that “net income excluding non-comparable items” is a financial measure that emphasizes the company’s core ongoing operations and enables investors to focus on period-over-period operating performance. It is among the primary indicators Belk uses in planning and operating the business and forecasting future periods, and Belk believes this measure is an important indicator of recurring operations because it excludes items that may not be indicative of or are unrelated to core operating results.
Belk also excludes such items in connection with evaluating company performance in connection with its incentive compensation plans. In addition, this measure provides a better baseline for modeling future earnings expectations and makes it easier to compare Belk’s results with other companies that operate in the same industry. Net income is the most directly comparable GAAP measure. The non-GAAP measure
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of “net income excluding non-comparable items” should not be considered in isolation or as a substitute for GAAP net income.
Certain statements made in this news release are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as our expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. You can identify these forward-looking statements through our use of words such as “may,” “will,” “intend,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “continue,” or other similar words. Certain risks and uncertainties that may cause our actual results to differ significantly from the results we discuss in our forward-looking statements include, but are not limited to: general, economic, political and business conditions, nationally and in our market areas; unseasonable and extreme weather conditions in our market areas; the income received from GE, the operator of our private label credit card business; our ability to correctly anticipate appropriate inventory levels during the year; the efficient and effective operation of our distribution network and information systems to manage sales, distribution, merchandise planning and allocation functions; our ability to execute growth and expansion plans; our ability to successfully integrate the Parisian department stores acquired from Saks Incorporated; our ability to integrate and operate our in-house fine jewelry business; our ability to successfully expand and operate our Belk.com Web site; changes in buying, charging and payment behavior among our customers; changes in the competitive environment of the department store and broader retail industry; the effectiveness of our merchandising and sales promotion strategies; seasonal fluctuations in sales and net income; our ability to manage the Company’s expense structure; and our ability to comply with debt covenants which could adversely affect our capital resources, financial condition and liquidity.
For additional information on these and other risk factors, see the section captioned “This Report Contains Forward-Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended February 2, 2008 as updated in our quarterly report on Form 10-K for the quarter ended November 1, 2008 and in other filings with the Securities and Exchange Commission. We believe these forward-looking statements are reasonable. However, you should not place undue reliance on such statements. We undertake no obligation to publicly update or revise any forward-looking statement, even if future events or new information may impact the validity of such statements.
This press release is for informational purposes only and is not an offer to purchase or the solicitation of an offer to purchase any of the Company’s common stock. The offer to purchase the Company’s common stock will be set forth in a tender offer statement that Belk will file with the Securities and Exchange Commission at the time of the commencement of such a tender offer.
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BELK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Fiscal Year Ended
	January 31,	February 2,
(millions)	2009	2008

Revenues	$3,499.4	$3,824.8
Cost of goods sold (including occupancy, distribution and buying expenses)	2,430.3	2,636.9
Selling, general and administrative expenses	947.7	982.4
Goodwill impairment	326.6	—
Gain on sale of property and equipment	4.1	3.4
Other asset impairment and exit costs	31.6	10.8

Operating income (loss)	(232.7)	198.1
Interest expense	(55.5)	(66.0)
Interest income	4.7	7.6
Gain (loss) on investments	.2	(1.1)

Income (loss) before income taxes	(283.3)	138.6
Income tax expense (benefit)	(70.3)	42.9

Net income (loss)	$(213.0)	$95.7

BELK, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME AND
NET INCOME EXCLUDING NON-COMPARABLE ITEMS
(unaudited)

	Fiscal Year Ended
	January 31,	February 2,
(millions)	2009	2008

Net income (loss)	$(213.0)	$95.7
Goodwill impairment, net of income tax	245.6	—
Gain on sale of property and equipment, net of income tax	(3.1)	(2.3)
Other asset impairment and exit costs, net of income tax	23.8	7.4
(Gain) loss on investments, net of income tax	(.2)	.8

Net income excluding non-comparable items	$53.1	$101.6